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                                                                    Exhibit 4.14

                      DILL DILL CARR STONBRAKER & HUTCHINGS
                           A PROFESSIONAL CORPORATION

                                ATTORNEYS AT LAW

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  Daniel W. Carr                        Leslie Block Kaye*
  John J. Coates                        Fay M. Matsukage**
  H. Alan Dill                          Casey Paison
  Robert A. Dill                        Jon Stonbraker
  Thomas M. Dunn                        Craig A. Stoner
  John A. Hutchings                     Patrick D. Tooley

                                              -------
                                        Lori Ann Y. Fujioka
                                            of Counsel
  July 11, 1997                         * Also licensed in Arizona and New York
                                        **Also licensed in Nevada


  SecurFone America, Inc.
  William P. Stueber II
  14 East Main Street
  Somerville, NJ 08876

  Dear Bill:

  This letter will serve, with your consent, as a memorandum of our agreement with respect to the fee arrangement for our representation of SecurFone America, Inc. (the "Client") and Dill, Dill, Carr, Stonbraker & Hutchings, P.C. relative to corporate and general business matter of the Client.

  My hourly rate is $250 per hour, with respect to the time that I spend on such matters. Time expended by other partners of the Firm will also be billed at the rate of $225 per hour. In addition, any time expended by associates of the Firm will be billed to you at the rate of $175 per hour. Any time expended by law clerks and paralegals will be billed to you at the rate of $75 per hour. All such fees are subject to increase should Dill, Dill, Carr, Stonbraker & Hutchings adopt a general increase in its fees. However, such increase shall be subject to your prior written approval.

  In the event that any travel time is required in connection with our representation, such travel time will also be billed accordingly. In addition, any out-of-pocket costs associated with this matter, including such items as filing fees, investigation fees, petitioning fees, fax charges, expedited mailing or messenger service, or computer research time billed to the Firm, will also be charged to you.

  The costs and time mentioned above will be billed on a monthly basis. All billings will be paid within twenty (20) days of receipt. Failure to timely pay any billing shall result in our stopping all work in progress.


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455 SHERMAN STREET, SUITE 300 / DENVER, COLORADO 80203 / FAX (303)777-3823 /
                   (303) 777-3737 E-mail: dillndill@aol.com


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  We agree that the Firm may withdraw as your attorneys and terminate this agreement for any just reason by notice in writing. We agree that reasons for such termination include the Client's failure to pay the Firm's fees or expenses within twenty (20) days of the transmission of any bill, the Client's failure to cooperate with the Firm, as well as any action or request by the Client which would require the Firm to act in an unethical manner.

  The Firm shall not accept service of any nature whatsoever without the written consent of the party sought to be served.

  If you accept this agreement, please be so kind as to sign the enclosed copy of this letter, and return it to me in the envelope which is also enclosed for your convenience.

  In the event that you have any questions or problems concerning the fee arrangement or there is any other matter associated with the case which I have failed to cover to date, please do not hesitate to contact outside counsel or myself at your convenience.

  Very truly yours,

  DILL, DILL, CARR, STONBRAKER & HUTCHINGS
  A Professional Corporation

  By: /S/ JOHN A. HUTCHINGS
  John A.  Hutchings

  JAH:np
  enc.


  APPROVED AND AGREED UPON THE FOREGOING TERMS AND CONDITIONS:

  Client: SECURFONE AMERICA, INC.


  By:/s/ WILLIAM P. STUEBER, II              Date:     10/15/97
     --------------------------------             -----------------------------
      William P. Stueber, II
      President